                                                                    Exhibit 23.2


                        Consent of Independent Auditors

The Board of Directors
Cornerstone Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Cornerstone Bancorp, Inc., relating to the Cornerstone Bancorp, Inc. 1996 Stock Plan, of our report dated January 29, 2001 on the consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2000 Annual Report on Form 10-KSB of Cornerstone Bancorp. Inc.

/s/ KPMG LLP

Stamford, Connecticut
August 9, 2001